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                                                                      Exhibit 99

                                ESCROW AGREEMENT
                           FOR FANZ ENTERPRISES, INC.
                              PUBLIC OFFERING FUNDS


         In consideration of the mutual covenants herein contained, FanZ Enterprises, Inc., a Delaware corporation, (hereinafter referred to as the "Company") and FIRSTAR BANK, N.A., Corporate Trust Department, Milwaukee, Wisconsin (hereinafter referred to as the "Escrow Agent"), or its successor, represent and agree as follows:

         1. The Company proposes to offer up to 2,500,000 shares of its common stock par value $.01 per share (hereinafter referred to as "Shares") in a public offering made pursuant to a Registration Statement on Form SB-2 and Prospectus filed with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended (hereinafter referred to as the "Public Offering"). The Company will also file an application to register securities with the applicable authorities of states in which the Public Offering will be made.

         2. The Company desires to meet the requirements of the Securities Act of 1933 and the various state regulatory statutes and regulations, and desires to protect the investors in the Public Offering by providing, under the terms and conditions herein set forth, for the return to subscribers of the money which they may pay on account of purchases of Shares in the Public Offering if the Minimum Escrow Deposit (as hereinafter defined) is not deposited with the Escrow Agent.

         3. Until the Initial Closing has been held, all proceeds from sales of Shares in the Public Offering shall be delivered to the Escrow Agent by noon of the fifth business day following receipt of such check by the Company, endorsed (if appropriate) to the order of the Escrow Agent, together with an appropriate written statement setting forth the name, address and social security number of each person purchasing Shares, the number of Shares purchased, and the amount paid by each such Purchaser.

         4. To the extent any such proceeds are deposited with the Escrow Agent in accordance with Section 3 in the form of uncollected checks, the Escrow Agent promptly shall present the checks for collection through customary banking and clearing house facilities. The Escrow Agent shall invest all cash or collected funds deposited with it as soon after receipt as is reasonable in an account (sometimes hereinafter referred to as the "Escrow Account") and shall reinvest said funds, principal and interest, in the Firstar U.S. Treasury Money Market Fund or upon the sale or maturity of any securities or assets purchased hereunder, all such investments or reinvestments to be as directed by the Company and only in short-term government obligations, securities issued or guaranteed by government agencies, funds investing only in government obligations or government agency securities, and time or demand deposits in commercial banks. The Escrow Agent shall, upon written request therefor, provide the Company with a list of the securities and assets then on hand, their identification, location and maturity date, together with a complete accounting of the total cash income earned by such securities or others previously purchased, sold or matured, as interest or otherwise. The Escrow Account shall be created and maintained subject to the customary rules and regulations of the Escrow Agent pertaining to such accounts. Unless and until the amounts so deposited in the Escrow Account shall equal at least the Minimum Escrow Deposit (as hereinafter defined), all amounts so deposited in the Escrow




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Account shall not become the property of the Company, or be subject to the debts of the Company, or any other person.

         5. The Escrow Agent shall send a written notice to the Company every seven days acknowledging the receipt and the amount of the deposited funds from the Company. The Escrow Agent shall give the Company prompt written notice when funds deposited in the Escrow Account total $10,000,000. No certificate of deposit, stock certificates or any other instrument or document representing any interest in the deposited funds shall be issued by the Escrow Agent.

         6. Until funds are paid by the Escrow agent to the Company at the initial disbursement of the Minimum Escrow Deposit, the Escrow Agent shall compute the amount of interest earned on funds deposited with the Escrow Agent upon request by the Company. In the event the Minimum Escrow Deposit is not reached prior to the termination of this Agreement, the Escrow Agent shall compute the amount of interest earned on the funds deposited with the Escrow Agent for each subscriber for Shares based pro rata on the average daily rate for the number of days that funds received from such subscriber are held in the Escrow. At the time funds are paid by the Escrow Agent to the Company at the initial disbursement of the Minimum Escrow Deposit as provided in Section 9, the Escrow Agent shall report to the Company the amount of interest computed with respect to all of the escrowed funds. The interest shall be paid to the Company, together with the payment of funds to the Company, at the initial disbursement of the Minimum Escrow Deposit or any subsequent disbursement as provided in
Section 9.

         If the funds held in the Escrow Account are returned to the purchasers as provided in Section 10, the Escrow Agent shall pay to each of the purchasers the amount of interest earned on the funds of each purchaser, computed as provided in the foregoing paragraph.

         7. The Escrow Period is the period beginning on the date of this Agreement and ending on the earlier of (i) the date the escrow funds are disbursed pursuant to Sections 9 or 10 of this Agreement or (ii) the Termination Date. The Termination Date is the date nine (9) months after the date of effectiveness of the Registration Statement, unless the Termination Date is extended. The Company may extend the Termination Date for two periods of ninety
(90) days each.

         8. Until termination of the Escrow Period as described in Section 7, or until payment of the Escrow Account proceeds of the Public Offering over to the Company, purchasers in the Public Offering whose funds are held in the Escrow Account will be deemed to be only subscribers for Shares, in view of the fact that no Shares will be issued and distributed to such purchasers until such Escrow Account proceeds are paid over to the Company at Closings held for that purpose.

         9. At the time (and in the event) that the amount on deposit in the Escrow Account shall, during the Escrow Period, equal or exceed $10,000,000 in subscription proceeds (exclusive of interest, hereafter "Minimum Escrow Deposit"), the Escrow Agent shall, after receiving written approval from the Company, disburse all the funds on deposit to the Company on its demand. Any amounts deposited with the Escrow Agent subsequent to attainment of the Minimum Escrow Deposit shall be disbursed by the Escrow Agent, after receiving written approval of the Company, to the Company on its demand. Upon the making of the disbursement

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of the Minimum Escrow Deposit, plus interest, the Escrow Agent shall be completely discharged and released of any and all further responsibilities hereunder.

         10. If the Escrow Period has ended after the expiration of the Termination Date and the Minimum Escrow Deposit has not been attained, the Escrow Agent shall return to each of the purchasers of the Shares in the Public Offering, as promptly as possible after such termination of the Escrow Period and on the basis of its records pertaining to the Escrow Account, the sum each purchaser initially paid on account of purchases of the Shares in the Public Offering and shall also distribute interest as provided in Section 6 hereof. Each amount paid or payable to each subscriber or purchaser pursuant to this section shall be deemed to be the property of each such subscriber or purchaser, free and clear of any and all claims of the Company, any agents employed by the Company, or any other person or of any creditors of the Company, any such agents, or such other persons; and the respective purchases of the Shares made and entered into in the Public Offering shall thereupon be deemed, IPSO FACTO, to be canceled without any further liability of the purchasers or any of them to pay for the Shares purchased. At such time as the Escrow Agent shall have made the payments and remittances, and given all notices provided for in this section, the Escrow Agent shall be completely discharged and released of any and all further liability and responsibilities hereunder.

         11. The Company will deliver a copy of the Prospectus to the Escrow Agent within two weeks of the effective date of the Registration Agreement. The Escrow Agent will have no responsibility to examine the Prospectus with regard to the Escrow Account or otherwise.

         12. The Escrow Agent shall be compensated as set forth on EXHIBIT A hereof. The Escrow Agent shall not receive compensation with respect to Purchasers whose funds are paid directly to the Company after the minimum number of Shares 1,000,000 is sold. It is understood and agreed that the Escrow Agent and/or Firstar Investment Research and Management Company, an affiliate of the Escrow Agent, will receive fees from the Firstar U.S. Treasury Money Market Fund for their services as investment advisor, custodian, transfer agent and fund accountant and that Escrow Agent will share in a portion of these fees.

         13. The Company does hereby agree to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and counsel fees, which may be imposed upon the Escrow Agent in connection with its acceptance or appointment hereunder for the performance of its duties, including any litigation arising from this Escrow Agreement or involving the subject matter hereof. This Agreement to indemnify and hold harmless, however, shall not absolve the Escrow Agent in the event of any damages, losses, claims, liabilities or expenses as herein contemplated in the event they are the result of the Escrow Agent's own negligence or willful default.

         14. Any notices provided for herein, or which any party hereto may desire to give to any other party, may be given by registered or certified mail, return receipt requested, postage prepaid, or orally or by telephone if confirmed in writing, to the respective parties at the respective addresses stated below:

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         TO THE COMPANY:       FanZ Enterprises, Inc.
                               3020-I Prosperity Church Road
                               Suite 293
                               Charlotte, NC  28269-7197
                               Attention:  J. Roe Hitchcock
                               Telephone:  (317) 815-1128

         TO THE ESCROW AGENT:  Firstar Bank, N.A.
                               Corporate Trust Department
                               1555 North River Center Dr.
                               Suite 301
                               Milwaukee, Wisconsin  53212
                               Attention:  Charles F. Pedersen, Vice President
                               Telephone:  (414) 905-5013


         Notices given my mail shall be deemed to have been given when mailed in accordance herewith.


         15. The validity, interpretation and construction of this Agreement and of each part hereof shall be governed by the laws of the State of Delaware.

         IN WITNESS WHEREOF, the parties hereto have hereunto affixed their signatures as of this 15th day of February 2001.

                                           FANZ ENTERPRISES, INC.


                                           By: /s/ Frederick L. Mcdonald, II
                                               -----------------------------
                                                 Frederick L. McDonald, II
                                                 President



                                           FIRSTAR BANK, N.A., CORPORATE TRUST
                                           DEPARTMENT, MILWAUKEE WISCONSIN

                                           By:  /s/ Charles F. Pedersen
                                               ------------------------
                                                Charles F. Pedersen,
                                                Vice President

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              EXHIBIT A TO FANZ ENTERPRISES, INC. ESCROW AGREEMENT
              ----------------------------------------------------



Initial one-time fee for appointment                           $3,000
   - includes initial document review and account set-up through final funds disbursement once funding levels are met
   - does not include reimbursable expenses such as postage Fed-X or wire transfer charges should they be incurred by Firstar on your behalf

Checks issued back to the investors                            $30.00 per check